Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2025, Cantor Equity Partners II, Inc. (“we,” “our,” “us” or the “Company”) had a single class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A ordinary shares.

Pursuant to the Memorandum and Articles, we are authorized to issue 550,000,000 Ordinary Shares, including 500,000,000 Class A ordinary shares and 50,000,000 Class B ordinary shares, and 5,000,000 undesignated preference shares, $0.0001 par value per share. The following description summarizes the material terms of our securities and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the Memorandum and Articles, which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Report”) of which this Exhibit 4.2 is a part.

Defined terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Report.

Class A ordinary shares

Holders of Ordinary Shares of record are entitled to one vote for each Ordinary Share held on all matters to be voted on by our shareholders. Prior to the consummation of the Business Combination, only holders of Class B ordinary shares will be entitled to vote on (i) the appointment and removal of our directors or (ii) continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of our approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). On any other matter submitted to a vote of our shareholders prior to or in connection with the completion of the Business Combination, holders of Class B ordinary shares and Class A ordinary shares will vote together as a single class, except as required by applicable law or stock exchange rule. The provisions of the Memorandum and Articles relating to these rights of the holders of Class B ordinary shares may only be amended if approved by at least 90% of the Ordinary Shares voting at a general meeting. Unless otherwise specified in the Memorandum and Articles, as specified above or as required by applicable law or stock exchange rules, the affirmative vote of a majority of the Ordinary Shares that are voted is required to approve any matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the Ordinary Shares who attend and vote at our general meeting, and pursuant to the Memorandum and Articles, such actions include amending the Memorandum and Articles (unless a different voting standard is specified therein) and approving a statutory merger or consolidation with another company.

We will provide the Public Shareholders with the opportunity, regardless of whether they abstain, vote for, or vote against the Business Combination, to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding Public Shares, subject to the limitations described herein. As of December 31, 2025, the redemption price was $10.43 per Public Share (inclusive of $0.15 per redeemed Public Share to be funded pursuant to the Sponsor Note and which amount takes into account our estimate of the amount that may be withdrawn to pay our taxes (other than Excise Tax)).

If we seek shareholder approval of the Business Combination and we do not conduct repurchases in connection with the Business Combination pursuant to the tender offer rules, the Memorandum and Articles provides that a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to the Excess Shares. However, we would not be restricting the Public Shareholders’ ability to vote all of their Public Shares (including Excess Shares) for or against the Business Combination. The Public Shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete the Business Combination, and such Public Shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such Public Shareholders will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And, as a result, such Public Shareholders will continue to hold that number of Public Shares exceeding 15% and, in order to dispose such Public Shares would be required to sell their Public Shares in open market transactions, potentially at a loss.

In the event of a liquidation, dissolution or winding up of the Company after the Business Combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that we will provide the Public Shareholders with the opportunity, regardless of whether they abstain, vote for, or vote against, the Business Combination, to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Business Combination, subject to the limitations described in the Report.